UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2008

1st Source Corporation
(Exact Name of Registrant as Specified in its Charter)

____________________________

Indiana	0-6233	35-1068133
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

100 North Michigan Street South Bend, Indiana		46601 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  574-235-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement.

On August 25, 2008, 1st Source Corporation Investment Advisors, Inc. (“1st Source Investment Advisors”), a wholly-owned subsidiary of 1st Source Bank and an affiliate of 1st Source Corporation (the “Company”), entered into a Purchase and Sale Agreement with WA Holdings, Inc. (“Buyer”) whereby 1st Source Investment Advisors agreed to sell certain assets to Buyer and to enter into a long-term strategic partnership with Buyer (the “Transaction”).

Pursuant to the Purchase and Sale Agreement, Buyer and its wholly-owned subsidiary, Wasatch Advisors, Inc. (collectively “Wasatch”), investment advisor of the Wasatch Funds, Inc. (the “Wasatch Funds”), will acquire assets of 1st Source Investment Advisors related to the management of the 1st Source Monogram Mutual Funds - the Income Equity Fund, the Long/Short Fund and the Income Fund.  The 1st Source Monogram Mutual Funds will be reorganized into the Wasatch - 1st Source Income Equity Fund, the Wasatch - 1st Source Long/Short Fund, and the Wasatch - 1st Source Income Fund (the “New Funds”).

Pursuant to the Purchase and Sale Agreement, 1st Source Investment Advisors will receive a net of approximately $11.7 million at closing after payment of certain obligations related to the Transaction, including amounts due pursuant to certain ancillary Transaction agreements, but before professional fees and other expenses. The Purchase and Sale Agreement also provides that 1st Source Investment Advisors will receive performance payments based on the following metrics:

•
Over each of the next ten years, 1st Source Investment Advisors will receive an earn-out fee equal to 13.5 basis points (on an annualized basis) of the increase in total assets, if any, of the Wasatch - 1st Source Income Equity Fund and Wasatch - 1st Source Long/Short Fund compared to their respective values as of June 15, 2008;  and

•	Over each of the next five years, 1st Source Investment Advisors will receive an earn-out fee equal to 9 basis points (on an annualized basis), of the value of the total assets of Income Equity Fund.

1st Source Investment Advisors may also receive additional payments in connection with certain ancillary Transaction agreements that it will enter into at closing for services that 1st Source Investment Advisors and 1st Source Bank will provide to Wasatch.

The Purchase and Sale Agreement contains customary representations, warranties and indemnification provisions.  The closing of the Transaction is subject to the approval of the shareholders of each of the 1st Source Monogram Mutual Funds.  Additionally, closing is subject to the completion of certain regulatory filings and subject to customary closing conditions.  Assuming satisfaction of all requisite conditions, the Transaction is expected to close by the end of the year.

The Company will file a copy of the Purchase and Sale Agreement as an exhibit to its quarterly report on Form 10-Q for the quarter ended September 30, 2008.

Item 8.01—Other Events.

On August 25, 2008, 1st Source Corporation (the “Company”) issued a press release relating to the announcement of the Transaction.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01—Financial Statements and Exhibits.

(d) Exhibits Exhibit 99.1—August 25, 2008 Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1st Source Corporation

Date: August 28, 2008	By:	/s/Larry E. Lentych
Larry E. Lentych
Chief Financial Officer

Date: August 28, 2008	By:	/s/John B. Griffith
John B. Griffith
Secretary and General Counsel